Exhibit (a)(4)

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.

ARTICLES OF AMENDMENT

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:             That the charter of the Corporation (the “Charter”) is hereby amended by deleting Article I in its entirety and inserting in lieu thereof the following:

“ARTICLE I

NAME

The name of the Corporation is BLACKROCK CORPORATE HIGH YIELD FUND, INC. (the “Corporation”).”

SECOND:        The amendment provided in these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:            The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH:        As amended hereby, the Charter shall remain in full force and effect.

FIFTH:             These Articles of Amendment shall be effective as of the 3rd day of March, 2014.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 28th day of February, 2014 by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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